EXHIBIT 99.1

Consolidated Communications Holdings Reports First Quarter 2010 Results

  Broadband subscribers grew by 3,800 in the quarter.
  Access line performance improved 44% compared to the first quarter of last year.
  Total connections increased by 1,800 in the quarter.
  Continued solid operating cash flow and dividend payout ratio.

MATTOON, Ill., May 6, 2010 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) reported results for the first quarter ended March 31, 2010.

First quarter financial summary:

  Revenue was $98.3 million.
  Net cash provided by operations was $23.8 million.
  Adjusted EBITDA was $47.1 million.
  Dividend payout ratio was 64.0%.

"I am excited to kick off another year with a solid quarter," said Bob Currey, president and CEO.  "We continued to grow our customer connections and delivered financial results that provided our shareholders with a comfortable dividend payout ratio."

"Our broadband products grew at a strong pace in the quarter with IPTV and DSL subscribers increasing by 1,800 and 2,000, respectively.  Our customers continued to be pleased with the packaging and expanded IPTV offerings with our new service delivery. We also extended IPTV service availability by passing another 6,100 homes during the period."

"Access line losses improved to 1.0% for the quarter and 5.8% over the last twelve months resulting from the right balance of product bundles, promotions and quality service. We are providing the best overall value in our markets and giving customers a reason to make us their first choice for communications services," Currey concluded.

Operating Statistics at March 31, 2010, Compared to March 31, 2009.

	Period Ended March 31,
	2010	2009	Increase/(decrease)%

Local access lines	244,696	259,787	(15,091)	(5.8)%
DSL subscribers	102,132	94,554	7,578	8.0%
IPTV subscribers	24,898	18,207	6,691	36.7%
ILEC VOIP lines	8,529	7,141	1,388	19.0%
CLEC access line equivalents	73,413	73,737	(324)	(0.4)%
Total connections	453,668	453,426	242	0.1%

Cash Available to Pay Dividends

For the quarter, cash available to pay dividends, or CAPD, was $18.0 million. The dividend payout ratio was 64.0%. At March 31, 2010, cash and cash equivalents were $44.3 million. The Company made capital expenditures of $10.9 million during the quarter.

Financial Highlights for the First Quarter Ended March 31, 2010

  Revenues were $98.3 million, compared to $101.7 million in the first quarter of 2009. Local Calling, Long Distance and Network Access Services combined to decline by $2.5 million due to the loss of access lines and were partially offset by an increase of $1.6 million in Data and Internet revenue. Subsidies were lower by $1.9 million primarily due to the reset of the Federal high cost fund national average. Finally, the sale of our telemarketing business during the quarter resulted in a $1.0 million decline in revenue from the comparable period last year.
  Depreciation and amortization was $21.5 million, compared to $21.7 million in the same period last year.
  Income from operations was $18.0 million, compared to $16.1 million in the first quarter of 2009.  The increase is attributable to the cost structure improvements implemented throughout 2009 as well as a decline in pension expense of $0.8 million.
  Interest expense, net was $12.9 million, compared to $14.5 million in the same quarter last year.  The decline is attributable to an overall weighted average cost of debt that was lower by 70 basis points.
  Other income, net was $6.4 million, compared to $4.5 million for same period in 2009.  The increase is mostly due to higher income from the Company's pro rata share of its wireless partnerships.
  Net income attributable to common stockholders was $6.9 million versus net income of $3.3 million in the first quarter of 2009. "Adjusted net income" excludes certain items in the manner described in the table provided in this release. On that basis, "adjusted net income" was $7.4 million for the first quarter of 2010, compared to $5.5 million in the same quarter of 2009.
  Diluted net income per common share was $0.23, compared to a diluted net income per common share of $0.11 in the same quarter of 2009. "Adjusted diluted net income per share" excludes certain items in the manner described in the table provided in this release. On that basis, "adjusted diluted net income per share" for the first quarter ended March 31, 2010 was $0.25 versus $0.19 in the first quarter of 2009.
  Adjusted EBITDA was $47.1 million, compared to $45.3 million for the same period in 2009. The increase was primarily driven by an improved cost structure, increases in wireless distributions and lower incremental pension costs. Net cash provided from operating activities was $23.8 million, compared to $19.4 million for the first quarter in 2009.
  The total net debt to last twelve month Adjusted EBITDA coverage ratio is 4.38 times to 1.0.

Financial Guidance

For 2010, the Company is reaffirming its full year guidance with respect to capital expenditures, cash interest, and cash taxes. Capital expenditures are expected to be in the range of $40.0 million to $42.0 million, cash interest expense is expected to be in the range of $51.0 million to $54.0 million and cash income taxes are expected to be in the range of $21.0 million to $23.0 million.

Dividend Payments

On May 4, 2010, the Company's board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on August 1, 2010 to stockholders of record at the close of business on July 15, 2010.

Conference Call Information

The Company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time to discuss first quarter earnings and developments with respect to the Company. The call is being webcast and can be accessed from the "Investor Relations" section of the Company's website at http://www.consolidated.com. The webcast will also be archived on the Company's website. If you do not have internet access, the conference call dial-in number is 1-866-395-2185 with pass code 68715253. International parties can access the call by dialing 1-706-758-1344. A telephonic replay of the conference call will also be available starting two hours after completion of the call until May 13, 2010 at midnight Eastern Time. To hear the replay, parties in the United States and Canada should call 1-800-642-1687 and international parties should call 1-706-645-9291.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding "EBITDA", "adjusted EBITDA", "cash available to pay dividends and the related dividend payout ratio", "total net debt to last twelve month adjusted EBITDA coverage ratio", "adjusted diluted net income" and "adjusted diluted net income per share", all of which are non-GAAP financial measures. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income (loss) or net income (loss) per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under the credit facility in place at the end of each quarter in the periods presented. The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented.

EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation, amortization and extraordinary items on a historical basis. We believe net cash provided by operating activities is the most directly comparable financial measure to EBITDA under GAAP. EBITDA is a non-GAAP financial measure.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures, and (3) cash taxes.

We present adjusted EBITDA and cash available to pay dividends for several reasons. Management believes adjusted EBITDA and cash available to pay dividends are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA and cash available to pay dividends to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in the agreements governing our debt that require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges. We present other information related to the non-GAAP financial measures, specifically "total net debt to last twelve month adjusted EBITDA coverage ratio," principally to put these other measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement. As a result, management believes the presentation of adjusted EBITDA and cash available to pay dividends, as supplemented by "total net debt to last twelve months adjusted EBITDA coverage ratio," provides important additional information to investors. In addition, adjusted EBITDA and cash available to pay dividends provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the agreements governing our debt and to measure our ability to service and repay debt.

These non-GAAP financial measures have certain shortcomings. In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement. Because adjusted EBITDA is a component of the dividend payout ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above. In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measures adjusted net income and adjusted diluted net income per share because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items. We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

About Consolidated

Consolidated Communications Holdings, Inc. is an established rural local exchange company providing voice, data and video services to residential and business customers in Illinois, Texas and Pennsylvania. Each of the operating companies has been operating in its local market for over 100 years.  As of March 31, 2010, the Company had 244,696 ILEC access lines, 73,413 Competitive Local Exchange Carrier (CLEC) access line equivalents, 102,132 DSL subscribers and 24,898 IPTV subscribers.  Consolidated Communications offers a wide range of telecommunications services, including local and long distance service, custom calling features, private line services, high-speed Internet access, digital TV, carrier access services and directory publishing.

Safe Harbor

Any statements contained in this press release other than statements of historical fact, including statements about management's beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as "estimate," "believe," "anticipate," "expect," "intend," "plan," "target," "project," "should," "may," "will" and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include economic and financial market conditions generally and economic conditions in Consolidated's service areas; changes in the valuation of pension plan assets, as well as a number of other factors related to our business, including various risks to shareholders of not receiving dividends and risks to Consolidated's ability to pursue growth opportunities if Consolidated continues to pay dividends according to the current dividend policy; various risks to the price and volatility of Consolidated's common stock; the substantial amount of debt and Consolidated's ability to incur additional debt in the future; Consolidated's need for a significant amount of cash to service and repay the debt and to pay dividends on the common stock; restrictions contained in the debt agreements that limit the discretion of management in operating the business; the ability to refinance the existing debt as necessary; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with Consolidated's possible pursuit of acquisitions; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of Consolidated's network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations. These and other risks and uncertainties are discussed in more detail in Consolidated's filings with the Securities and Exchange Commission, including our reports on Form 10-K and Form 10-Q. Many of these risks are beyond management's ability to control or predict. All forward-looking statements attributable to Consolidated or persons acting on behalf of us are expressly qualified in their entirety by the cautionary statements and risk factors contained in this press release and Consolidated's filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, Consolidated does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$ 44,339	$ 42,758
Accounts receivable, net	42,635	42,125
Prepaid expenses and other current assets	22,322	19,483
Total current assets	109,296	104,366

Property, plant and equipment, net	371,622	377,200
Intangibles, net and other assets	734,716	741,477
Total assets	$ 1,215,634	$ 1,223,043

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of capital lease obligation	$ 103	$ 344
Accounts payable	12,530	13,482
Accrued expenses and other current liabilities	62,528	66,751
Total current liabilities	75,161	80,577

Long-term debt	880,000	880,000
Other long-term liabilities	183,611	181,749
Total liabilities	1,138,772	1,142,326

Stockholders' equity:
Common stock, $0.01 par value	298	296
Paid in capital	105,621	109,746
Accumulated other comprehensive loss	(35,403)	(35,540)
Total Consolidated Communications Holdings, Inc. stockholders' equity	70,516	74,502
Noncontrolling interest	6,346	6,215
Total equity	76,862	80,717
Total liabilities and stockholders' equity	$ 1,215,634	$ 1,223,043

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Revenues	$ 98,302	$ 101,710
Operating expenses:
Cost of services and products	35,940	36,100
Selling, general and administrative expenses	22,803	27,877
Depreciation and amortization	21,542	21,677
Income from operations	18,017	16,056
Other income (expense):
Interest expense, net	(12,905)	(14,470)
Other income, net	6,366	4,497
Income before income taxes	11,478	6,083
Income tax expense	4,427	2,386
Net income	7,051	3,697
Less: Net income attributable to noncontrolling interest	131	407
Net income attributable to Consolidated Communications Holdings, Inc.	$ 6,920	$ 3,290

Diluted net income attributable to Consolidated Communications Holdings, Inc. per common share	$ 0.23	$ 0.11

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
OPERATING ACTIVITIES
Net income	$ 7,051	$ 3,697
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	21,542	21,677
Non-cash stock compensation	503	433
Loss on disposal of assets	4	--
Other adjustments, net	1,109	(1,443)
Changes in operating assets and liabilities, net	(6,420)	(5,010)
Net cash provided by operating activities	23,789	19,354
INVESTING ACTIVITIES
Proceeds from sale of assets	514	300
Capital expenditures	(10,935)	(10,157)
Net cash used for investing activities	(10,421)	(9,857)
FINANCING ACTIVITIES
Payments made on long-term obligations	(241)	(224)
Purchase and retirement of common stock	--	(9)
Dividends on common stock & participating securities	(11,546)	(11,388)
Net cash used in financing activities	(11,787)	(11,621)
Net change in cash and cash equivalents	1,581	(2,124)
Cash and cash equivalents at beginning of period	42,758	15,471
Cash and cash equivalents at end of period	$ 44,339	$ 13,347

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)
	Three Months Ended
	March 31,
	2010	2009
Telephone Operations
Local calling services	$ 23,810	$ 24,727
Network access services	21,202	21,981
Subsidies	12,203	14,118
Long distance services	4,634	5,488
Data and Internet services	18,001	16,401
Other services	8,933	8,980
Total Telephone Operations	88,783	91,695
Other Operations	9,519	10,015
Total operating revenues	$ 98,302	$ 101,710

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
EBITDA:
Net cash provided by operating activities	$ 23,789	$ 19,354
Adjustments:
Compensation from restricted share plan	(503)	(433)
Other adjustments, net	(1,113)	1,443
Changes in operating assets and liabilities	6,420	5,010
Interest expense, net	12,905	14,470
Income taxes	4,427	2,386
EBITDA (1)	45,925	42,230

Adjustments to EBITDA (2):
Integration and restructuring (3)	--	2,380
Other, net (4)	(6,274)	(4,904)
Investment distributions (5)	6,951	5,159
Non-cash compensation (6)	503	433

Adjusted EBITDA	$ 47,105	$ 45,298

Footnotes for Adjusted EBITDA:
(1) EBITDA is defined as net earnings before interest expense, income taxes, depreciation, amortization and extraordinary items on a historical basis.
(2) These adjustments reflect those required or permitted by the lenders under the credit facility in place at the end of each of the quarters included in the periods presented.
(3) Represents certain expenses associated with integrating and restructuring the Texas, Illinois and Pennsylvania businesses. For the first quarter of 2009, this is comprised of $0.8 million of integration costs and $1.6 million of severance costs.
(4) Other, net includes the equity earnings from our investments, dividend income, income attributable to noncontrolling interests in subsidiaries and certain miscellaneous non-operating items.
(5) For purposes of calculating adjusted EBITDA, we include all cash dividends and other cash distributions received from our investments.
(6) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are being excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

Three Months Ended March 31, 2010
Adjusted EBITDA	$ 47,105

- Cash interest expense	(12,328)
- Capital expenditures	(10,935)
- Cash income taxes	(5,589)
- Principal payments on debt	(241)
+ Cash interest income	16

Cash available to pay dividends	$ 18,028

Dividends Paid	$ 11,546
Payout Ratio	64.0%

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Term loan	$ 880,000
Capital leases	103
Total debt as of March 31, 2010	$ 880,103
Less cash on hand	(44,339)
Total net debt as of March 31, 2010	$ 835,764

Adjusted EBITDA for the last twelve months ended March 31, 2010	$ 190,654

Total Net Debt to last twelve months Adjusted EBITDA	4.38	x

Consolidated Communications Holdings, Inc.
Adjusted Net Income and Diluted Net Income Per Share
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2010	2009
Reported net income attributable to common stockholders	$ 6,920	$ 3,290
Severance, net of tax	--	1,330
Integration and restructuring charges, net of tax	--	482
Non-cash compensation	503	433
Adjusted net income attributable to common stockholders	$ 7,423	$ 5,535

Weighted average number of shares outstanding	29,723,604	29,565,311
Adjusted diluted net income per share	$ 0.25	$ 0.19

Calculations above assume 38.6 and 39.2 percent effective tax rates for the three months ended March 31, 2010 and 2009, respectively.

Consolidated Communications Holdings, Inc.
Key Operating Statistics

	March 31,	December 31,	March 31,
	2010	2009	2009
Local access lines in service
Residential	144,855	146,766	156,935
Business	99,841	100,469	102,852
Total local access lines	244,696	247,235	259,787

Total IPTV subscribers	24,898	23,127	18,207

ILEC DSL subscribers (1)	102,132	100,122	94,554
ILEC Broadband Connections	127,030	123,249	112,761

ILEC VOIP subscribers	8,529	8,665	7,141

CLEC Access Line Equivalents (2)	73,413	72,681	73,737

Total connections	453,668	451,830	453,426

Long distance lines (3)	170,765	165,714	165,892
Dial-up subscribers	2,205	2,371	3,612

IPTV Homes passed	193,748	187,630	147,338

(1) Includes only ILEC DSL. CLEC DSL is included in CLEC access line equivalents.
(2) CLEC access line equivalents represent a combination of voice services and data circuits. The calculations represent a conversion of data circuits to an access line basis. Equivalents are calculated by converting data circuits (basic rate interface (BRI), primary rate interface (PRI), DSL, DS-1, DS-3, and Ethernet) and SONET-based (optical) services (OC-3 and OC-48) to the equivalent of an access line.
(3) Excludes CLEC LD subscribers.
CONTACT:  Consolidated Communications Holdings, Inc.
          Matt Smith, Treasurer & Director of Finance
          217-258-2959
          matthew.smith@consolidated.com